Exhibit 99.1

United States Antimony Provides Update on

Mining Success at Stibnite Hill, Montana

“The Critical Minerals and ZEO Company”

~ Antimony, Gold, Tungsten, and Zeolite ~

DALLAS, TX / ACCESS Newswire / August 25, 2026 / United States Antimony Corporation (“USAC,” “US Antimony,” or the “Company”), (NYSE: UAMY) (NYSE Texas: UAMY), a leading producer and processor of antimony, zeolite, and other critical minerals, and the only fully integrated antimony company in the world outside of China and Russia, is pleased to announce the successful continuation of mining operations at its Stibnite Hill property in Thompson Falls, Montana.

Since resuming mining operations this past spring in April, USAC has continued to advance its domestic antimony mining program at Stibnite Hill in Montana. To-date in 2026, the Company has transported 42 truckloads of stibnite ore from the mine, averaging approximately 14 tons per truck and approximately 10% antimony content. This represents approximately 576 tons of high-grade stibnite ore transported from Stibnite Hill during the current 2026 mining campaign.

Mining and haulage operations are currently progressing at a rate of approximately three truckloads per operating day, or approximately 42 tons of ore per day. The current pace represents a significant increase compared with the Company's 2025 mining campaign, when USAC transported approximately 800 tons of antimony ore over a 45-day period. At its present operating rate, the 2026 campaign is moving ore down the mountain at over two times faster than last year's daily rate.

Material mined at Stibnite Hill is transported for processing to the Company's Radersburg, Montana flotation mill, with the resulting antimony concentrate then being shipped to either USAC's Thompson Falls smelter or the Madero smelter located in Mexico for conversion into finished antimony products, including mill spec material.

The continued progress at Stibnite Hill represents another important step in USAC's previously announced strategy to expand its access to domestically sourced antimony feedstock and begin reducing its reliance on third-party and foreign ore purchases. The Company restarted mining operations at Stibnite Hill in April 2026 after winter weather brought the previous year's campaign to a close in November 2025.

Commenting on the current mining operations at Stibnite Hill, Montana, Mr. Joseph Bardswich, P.E., Executive Vice President and Chief Mining Engineer, stated “We continue to improve our operations on Stibnite Hill by moving rock off the mountain over twice as fast as we did last year. Our contractors are becoming more efficient and we are fortunate to be able to continue mining antimony within the vein systems we have been excavating. We anticipate accomplishing similar results soon in Alaska.”

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," “U.S. Antimony,” the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S., Mexico, and Canada. The Company mines, purchases, and processes ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its Bear River Zeolite (“BRZ”) facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. Beginning in 2024 and continuing in 2025, the Company acquired mining claims, real properties (patented claims) and leases located in Alaska, Montana, and Ontario, Canada in an effort to reduce the cost of third-party antimony ore purchases and to expand its product offerings.

Learn more about United States Antimony Corporation at www.usantimony.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals, and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Investor Relations Contact:	Media Relations Contact:
Jonathan Miller, VP, Investor Relations	Anthony D. Andora
4438 W. Lovers Lane, Unit 100	Edge Consulting, Inc.
Dallas, Texas 75209	1560 Market Street, Ste. 701
E-Mail: Jmiller@usantimony.com	Denver, Colorado 80202
Phone: 406-606-4117	E-Mail: Anthony@EdgeConsultingSolutions.com
Phone: 720-317-8927